Exhibit 10.1

WARREN RESOURCES, INC.

SEVERANCE PLAN

WARREN RESOURCES, INC., a Maryland corporation (the “Company”), adopted for its Eligible Employees this Severance Plan (the “Plan”) effective as of November 15, 2013 (the “Effective Date”), in accordance with the terms and conditions contained herein.

SECTION ONE

PURPOSE OF PLAN

The Compensation Committee of the Board of Directors of the Company has adopted this Plan to provide assurances of specified severance benefits to Eligible Employees upon certain Termination of Employment and to provide specified retention incentives to Eligible Employees upon a Change in Control. The Company believes that the severance benefits set forth in this Plan will aid the Company in attracting and retaining highly qualified individuals. In addition, the Company believes that the retention incentives in this Plan will help (a) assure that the Company will have continued dedication and objectivity from its employees notwithstanding the possibility, threat or occurrence of a Change in Control and (b) provide the employees with an incentive to continue their employment and to motivate executives to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.

SECTION TWO

PRIOR SEVERANCE ARRANGEMENTS

As of the Effective Date, the Plan replaces any and all severance pay plans, policies, practices, arrangements or programs, written or unwritten, that the Employer may have had in effect for its Eligible Employees from time to time prior to the Effective Date. Any Eligible Employee of the Employer whose employment is terminated on or after the Effective Date shall not be entitled to any severance benefits other than those set forth herein.

SECTION THREE

DEFINITIONS

As used in the Plan:

3.1 “Base Pay” shall mean the Eligible Employee’s regular gross salary or hourly wages for a normal workweek before any deductions, exclusions or any deferrals or contributions under any Company plan or program, but excluding bonuses, incentive compensation, employee benefits or any other non-salary form of compensation, being received by an Eligible Employee immediately prior to Termination of Employment.

3.2 “Cause” shall mean (i) the willful breach or habitual neglect of assigned duties related to the Company, including compliance with Company policies; (ii) conviction (including any plea of nolo contendere) of the Eligible Employee of any felony or crime involving dishonesty or moral turpitude; (iii) any act of personal dishonesty knowingly taken by the Eligible Employee in connection with his responsibilities as an employee and intended to result in personal enrichment of the Eligible Employee or any other person; (iv) bad faith conduct that is materially detrimental to the Company; (v) inability of the Eligible Employee to perform the Employee’s duties due to alcohol or illegal drug use; (vi) the Eligible Employee’s failure to comply with any legal written directive of the Board of Directors of the Company; (vii) any act or omission of the Eligible Employee which is of substantial detriment to the Company because of the Eligible Employee’s intentional failure to comply with any statute, rule or regulation, except any act or omission believed by the Eligible Employee in good faith to have been in or not opposed to the best interest of the Company (without intent of the Eligible Employee to gain, directly or indirectly, a profit to which the Eligible Employee was not legally entitled) and except that Cause shall not mean bad judgment or negligence other than habitual neglect of duty; or (viii) any other act or failure to act or other conduct which is determined by the Plan Administrator, in its sole discretion, to be demonstrably and materially injurious to the Employer, monetarily or otherwise.

3.3 “Change of Control” shall mean the occurrence of any of the following events:

(a)                                 an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, or (iv) any acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in the definition of Company Transaction; or

(b)                                 a change in the composition of the Board of Directors of the Company during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or

(c)                                  the date a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election, or

(d)                                 the consummation of a Company Transaction.

3.4 “Company Transaction” means consummation of:

(a)                                 a merger or consolidation of the Company with or into any other company; or

(b)                                 a statutory share exchange pursuant to which all of the Company’s outstanding shares are acquired or a sale in one transaction or a series of transactions undertaken with a common purpose of acquiring all of the Company’s outstanding voting securities; or

(c)                                  a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of acquiring all or substantially all of the Company’s assets, excluding, however, in each case, any such transaction pursuant to which: (i) the Entities who are the beneficial owners of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Successor Company in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities; (ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to such transaction; and (iii) individuals who were members of the Incumbent Board will immediately after the consummation of such transaction constitute at least a majority of the members of the board of directors of the Successor Company.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

3.5 “Company” shall mean Warren Resources, Inc., a Maryland corporation, and any successor by merger, acquisition, consolidation or otherwise that assumes the obligations of the Company under the Plan.

3.6 “Eligible Employee” shall mean the Employer’s regular, full-time salaried or hourly employees who are residents of the United States, have been employed by the Employer for (a) twelve (12) months in connection with a Change of Control event and (b) eighteen (18) months or more in connection with all other Terminations of Employment, in both cases who meet a classification as a Tier 3, 4, 5 or 6 employee, as set forth on EXHIBIT A attached hereto and made a part hereof, are other than Senior Officers and are not covered by a collective bargaining agreement between the Employer and a collective bargaining representative.

3.7 “Employer” shall mean the Company and any direct or indirect Subsidiary of the Company.

3.8 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. References to any Section of ERISA shall include any successor provision thereto.

3.9 “Incentive Bonus” shall mean the greater of (i) the dollar amount of the annual incentive payment that would be payable to the Eligible Employee if the Company reaches its target performance for that year under the Company’s short-term incentive program applicable to the Eligible Employee, as if all requirements for full payment of such incentive had been met, or (ii) the dollar amount of the annual incentive actually paid or payable to the Eligible Employee for the most recently completed fiscal year.

3.10 “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. References to any Section of the Internal Revenue Code shall include any successor provision thereto.

3.11 “Officer” shall mean any officer of the Company with the title of Senior Vice President or lower, but excluding those individuals that have been designated as Senior Officers.

3.12 “Participant” shall mean an Eligible Employee who is or becomes a Participant in the Plan as provided in Section Four.

3.13 “Plan” shall mean the Severance Plan as set forth in this document, and as hereafter amended from time to time.

3.14 “Plan Year” shall mean the twelve (12)-month period ending on December 31.

3.15 “Plan Administrator” shall mean the person, persons or entity administering the Plan in accordance with the provisions of Section Seven hereof. The Plan Administrator shall be the “named fiduciary”, as referred to in Section 402(a) of ERISA, with respect to the management, operation and administration of the Plan.

3.16 “Release Form” shall mean the Release Form in substantially the form attached as Appendix A.

3.17 “Senior Officer” shall mean an individual who is an Executive Vice President or Senior Vice President—General Counsel of the Company or higher.

3.18 “Severance Pay” shall mean the compensation the Eligible Employee will be provided and based on the Eligible Employee’s job classification at his Termination of Employment as set forth on EXHIBIT A.

3.19 “Subsidiary” shall mean an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

3.20 “Termination of Employment” shall mean an involuntary termination of employment from the Employer which results from an affirmative discharge from employment by the Employer, other than discharge for Cause or death or disability of the Employee. An Eligible Employee shall not be deemed to have incurred a Termination of Employment by reason of the transfer of the Eligible Employee’s employment between the Company and any Subsidiary or among Subsidiaries. Notwithstanding the foregoing provisions of this Section 3.20, an

Eligible Employee who, in connection a Change of Control event, is offered, on, prior to or within two weeks of closing on such Change of Control event, continued employment with the successor company (including, without limitation, a purchaser of all or any substantial part of a business unit) and is not subsequently terminated without Cause within the time period indicated on Exhibit A after the closing of Change of Control shall not be deemed to have incurred a Termination of Employment and shall not be eligible for Severance Pay under this Plan. The Plan Administrator shall determine, in its sole discretion, whether an Eligible Employee’s termination of employment from the Employer constitutes a “Termination of Employment.”

3.21 “Voting Stock” shall mean securities entitled to vote generally in the election of directors.

3.22 “Years of Service” shall mean the period of continuous employment with one or more Employers commencing on the Eligible Employee’s original hire date or most recent adjusted hire date, and ending on the Eligible Employee’s date of Termination of Employment. A period of continuous employment shall include any leave of absence with or without pay. An Eligible Employee shall not be deemed to have ceased to be an employee of an Employer by reason of the transfer of the Eligible Employee’s employment between the Company and any Subsidiary or among Subsidiaries. Subject to the Eligible Employee having been employed by the Employer for eighteen (18) months as set forth in Section 3.6 above, an Eligible Employee shall receive one (1) Year of Service credit for each full year of employment measured from the appropriate hire date or anniversary of the hire date. Any partial year of employment shall not count as a Year of Service. In addition, an Eligible Employee’s period of employment with a company or business acquired by an Employer will be included in the determination of his or her Years of Service, provided he or she was an employee of such acquired company or business on the date of its acquisition by the Employer and became employed by the Employer in connection with the acquisition.

3.23 Wherever appropriate, words used in the Plan in the singular may mean the plural, the plural may mean the singular, and the masculine may mean the feminine.

SECTION FOUR

ELIGIBILITY AND BENEFITS

An Eligible Employee who suffers a Termination of Employment shall become a Participant as of the date of his or her Termination of Employment and shall be entitled to receive the Severance Pay applicable to such Participant provided he or she executes a Release Form as provided for herein.

Participant’s Severance Pay shall be paid in a lump sum to the Participant within an administratively reasonable time following Termination of Employment, or where applicable, following the expiration of the revocation period provided on the Release Form, but in no event more than thirty (30) days following the date of Termination of Employment.

If a Participant dies following execution of the Release Form, but before receiving all or part of the Severance Pay to which he or she is entitled, the Plan Administrator shall pay such Participant’s Severance Pay to the Participant’s surviving spouse (if any) and if none to the Participant’s estate.

An Eligible Employee otherwise entitled to Severance Pay under this Plan shall be paid (or his estate shall be paid) such Severance Pay only if that Eligible Employee executes and files with the Plan Administrator, on or before the date specified on the Release Form, a fully completed Release Form, and in the case of Eligible Employees age 40 and over, does not revoke the Release Form within seven (7) days of executing the Release Form.

SECTION FIVE

FUNDING

Funding for this Plan shall come solely from the general assets of the Employer. All payments of Severance Pay with respect to a particular Participant shall be paid from the general assets of that Participant’s Employer. Neither the Employer nor the Plan Administrator shall have any obligation to establish a trust or fund for the payment of benefits under the Plan or to insure any of the benefits under the Plan. None of the officers, members of the Board of Directors, or agents of the Employer or the Plan Administrator guarantees in any manner the payment of benefits hereunder.

SECTION SIX

BENEFIT CLAIMS PROCEDURE

6.1 Claims for Benefits. Any claim for benefits under the Plan shall be made in writing to the Plan Administrator. If such claim for benefits is wholly or partially denied, the Plan Administrator shall, within ninety (90) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial (i) shall be in writing, (ii) shall be written in a manner calculated to be understood by the claimant, and (iii) shall contain (a) the specific reason or reasons for denial of the claim, (b) a specific reference to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim, along with an explanation of why such material or information is necessary, and (d) an explanation of the claim review procedure, in accordance with the provisions of this Section Six.

6.2 Request for Review of Denial. Within sixty (60) days after the receipt by the claimant of a written notice of denial of the claim, or such later time as shall be deemed reasonable taking into account the nature of the benefit subject to the claim and any other attendant circumstances, if the claimant does not agree with the denial of the claim, the claimant or his authorized representative must file a written request with the Plan Administrator that it conduct a full and fair review of the denial of the claim for benefits. In connection with any request for a review of the denial of a claim for benefits, the claimant, or his authorized representative, may review pertinent documents relating thereto and may submit issues and comments in writing to the Plan Administrator.

6.3 Decision on Review of Denial. The Plan Administrator shall deliver to the claimant a written decision on the claim within sixty (60) days after the receipt of the aforesaid request for review, except that if there are special circumstances (such as the need to hold a hearing, if necessary) which require an extension of time for processing, the aforesaid sixty (60)-day period shall be extended to one hundred twenty (120) days. Such decision shall (i) be written in a manner calculated to be understood by the claimant, (ii) include the specific reason or reasons for the decision, and (iii) contain a specific reference to the pertinent Plan provisions upon which the decision is based.

SECTION SEVEN

ADMINISTRATION OF THE PLAN

7.1 Plan Administrator. The Plan Administrator hereunder shall be the General Counsel or other appropriate Human Resources Officer of the Company.

7.2 Allocation and Delegation of Plan Administrator Responsibilities. The Plan Administrator may appoint such assistants or representatives as it deems necessary for the effective exercise of its duties in administering the Plan and may delegate to such assistants and representatives any powers and duties, both ministerial and discretionary, as it deems expedient or appropriate. The Plan Administrator also may designate any person, firm or corporation to carry out any of the other responsibilities of the Plan Administrator under the Plan. Any such allocation or designation shall be made pursuant to a written instrument executed by the Plan Administrator.

7.3 Actions of Fiduciaries. The Plan Administrator may authorize or approve any action by written instrument signed by a person duly authorized to act on behalf of the Plan Administrator. Any written memorandum signed by any such duly authorized person or by any other person duly authorized by the Plan Administrator to act in respect of the subject matter of the memorandum, shall have the same force and effect as a formal resolution adopted by the Plan Administrator.

All acts and determinations with respect to the administration of the Plan made by the Plan Administrator and any assistants or representatives appointed by it shall be duly recorded by the Plan Administrator or by the assistant or representative appointed by it to keep such records. All records, together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the Plan Administrator or the assistants or representatives appointed by it.

7.4 General Administrative Powers. Except as otherwise provided herein, the Plan Administrator is authorized to take such actions as may be necessary to carry out the provisions and purposes of the Plan and shall have the authority to control and manage the operation and administration of the Plan. In order to effectuate the purposes of the Plan, the Plan Administrator shall have the discretionary authority and power to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan. All such actions or determinations made in good faith by the Plan Administrator, and the application of rules and regulations to a particular case or issue by the Plan Administrator shall, subject to the claims procedures set forth in Section Six hereof, not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder. In construing the Plan and in exercising its power under provisions requiring the Plan Administrator’s approval, the Plan Administrator shall attempt to ascertain the purpose of the provisions in question and when such purpose is known or reasonably ascertainable, such purpose shall be given effect to the extent feasible. In the discharge of this discretionary authority the Plan Administrator shall have all necessary powers and duties, including but not limited to the following:

(a)  to require any person to furnish such information as is reasonably necessary or appropriate for administration of the Plan as a condition to receiving benefits under the Plan;

(b)  to make such rules and regulations and prescribe the use of such forms as he shall deem necessary for the efficient administration of the Plan;

(c)  to establish or cause to be established such procedures, protocols and guidelines as he shall deem necessary to interpret the terms and conditions of the Plan;

(d)  to decide on questions concerning Plan eligibility, Years of Service and Termination of Employment in accordance with the terms of the Plan;

(e)  to determine the amount of benefits payable to a Participant, in accordance with the Plan, and to provide a full and fair review to any Participant whose claim for benefits has been denied in whole or in part;

(f)   to designate other persons to carry out any duty or power which would otherwise be a fiduciary responsibility of the Plan Administrator, under the terms of the Plan.

7.5 Appointment of Professional Assistance. The Plan Administrator may engage accountants, attorneys and such other personnel as it deems necessary or advisable. The functions of any such persons engaged by the Plan Administrator shall be limited to the specific services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Unless otherwise specifically so delegated, such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan.

7.6 Discretionary Acts. Any discretionary actions of the Plan Administrator with respect to the administration of the Plan shall be made in a manner which does not discriminate in favor of stockholders, officers and highly compensated employees.

7.7 Responsibility of Fiduciaries. The Plan Administrator and its assistants and representatives shall be free from all liability for their acts and conduct in the administration of the Plan except for acts of gross negligence, fraud or willful misconduct; provided, however, that the foregoing shall not relieve any of them from any responsibility or liability for any responsibility, obligation or duty that they may have pursuant to ERISA.

7.8 Indemnity by Employer. In the event and to the extent not insured against by any insurance company pursuant to provisions of any applicable insurance policy, the Employer shall indemnify and hold harmless the Plan Administrator and its assistants and representatives from any and all claims, demands, suits or proceedings in connection with the Plan that may be brought by the Employer’s employees, Participants or their legal representatives, or by any other person, corporation, entity, government or agency thereof, including any amounts paid in settlement, with the approval of the Plan Administrator, and any and all other losses, damages, interest, expenses, including counsel fees approved by the Plan Administrator, and penalties, including any penalties imposed by the Secretary of Labor pursuant to Section 502(1) of ERISA relating to any breaches of fiduciary responsibility under Part 4 of Title I of ERISA, arising from any action or failure to act, except where the same is judicially determined to be due to gross negligence, fraud, or willful misconduct of such individual in connection with the Plan. The indemnification contained in this Section shall apply regardless of whether the event causing the liability arises in whole or in part from the negligence (other than judicially determined gross negligence) or other fault on the part of the individual, specifically including breaches of fiduciary responsibility under ERISA.

SECTION EIGHT

ADOPTION OF PLAN BY SUBSIDIARY

Any Subsidiary, whether or not presently existing, may, with the approval of the Chief Executive Officer of the Company, adopt this Plan. Any Subsidiary that adopts the Plan is thereafter an Employer with respect to its employees for purposes of the Plan, and any event that causes any Employer to cease to be a Subsidiary shall not affect such Subsidiary’s adoption of this Plan or its obligations under the Plan.

SECTION NINE

AMENDMENT OF THE PLAN

The Compensation Committee of the Board of Directors of the Company may amend the Plan at any time and in any manner with respect to all of the Employers. Any amendment to this Plan shall be effectuated by a written instrument signed by a duly authorized officer of the Company and shall be incorporated into the Plan document. Any amendment or restatement may be made retroactive if, in the judgment of the Compensation Committee of the Board of Directors of the Company, such retroactivity is necessary or advisable for any reason. Notwithstanding the foregoing, for a period of one year following a Change of Control, this Plan may not be amended in any manner adverse to any Eligible Employee.

SECTION TEN

TERMINATION OF THE PLAN

Continuance of the Plan is not assumed as a contractual obligation of the Employer, and the Compensation Committee of the Board of Directors of the Company reserves the right to terminate the Plan at any time. Such termination may occur without consent being obtained from the Plan Administrator, Eligible Employees or any other interested person; provided however, that any termination of this Plan shall not affect the benefits payable under the Plan to any Eligible Employee who suffers a Termination of Employment prior to the termination of the Plan. The Plan shall automatically terminate upon dissolution of the Company, unless provision is specifically made by its successors, if any, for the continuation of the Plan; provided however, a merger or consolidation of the Company with or into any corporation or other legal entity shall not be deemed to be a dissolution of the Company for purposes of this Plan. Notwithstanding the foregoing, following a Change of Control, this Plan may not be terminated prior to the first anniversary of the Change of Control.

SECTION ELEVEN

VESTING

No Eligible Employee shall have a vested right to any benefit under this Plan prior to the time a determination is made by the Plan Administrator that the particular Eligible Employee is a Participant.

SECTION TWELVE

STATUS OF EMPLOYMENT RELATIONS

The adoption and maintenance of the Plan shall not be deemed to constitute a contract between any Employer and its Eligible Employees or to be consideration for, or an inducement or condition of, the employment of any person. Nothing herein contained shall be deemed (i) to give to any Eligible Employee the right to be retained in the employ of the Employer; (ii) to affect the right of the Employer to discipline or discharge any Eligible Employee at any time; (iii) to give the Employer the right to require any Eligible Employee to remain in its employ; or (iv) to affect any Eligible Employee’s right to terminate his employment at any time.

SECTION THIRTEEN

RESTRICTIONS ON ASSIGNMENT

The benefits provided hereunder are not subject in any manner to the debts or other obligations of the persons to whom they are payable. The interest of an Eligible Employee may not be sold, transferred, assigned or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void.

SECTION FOURTEEN

409A COMPLIANCE

To the extent applicable, this Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of this Plan. It is intended that (i) each installment of any benefits payable under the Plan to you be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines that any amounts payable hereunder will cause you to incur adverse tax consequences under Section 409A of the Code and related Department of Treasury guidance, to the extent permitted under Section 409A of the Code, the Company may, to the extent permitted under Section 409A of the Code (a) cooperate in good faith to adopt such amendments to this Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that it determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan, preserve the economic benefits of this Plan and avoid less favorable accounting or tax consequences for the Company and/or (b) take such other actions as mutually determined necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of adverse tax consequences under such section.

SECTION FIFTEEN

APPLICABLE LAW

To the extent not preempted by ERISA, the Plan shall be construed, regulated, interpreted and administered under and in accordance with the laws of the State of Maryland.

APPENDIX A

GENERAL RELEASE OF LIABILITY

Introduction and General Information to Employee. Signing this Release is one condition to receiving certain benefit payments under the Severance Plan offered by Warren Resources, Inc. and its participating subsidiaries and affiliates (the “Company”). You should thoroughly review and understand the effect of this Release and consult with an attorney before signing it. To the extent you have any claims covered by this Release, you will be giving up potentially valuable rights by signing. You may take time to consider whether or not to sign this Release. If you sign this Release and return it to the Company you will be entitled to supplemental benefits under the Warren Resources Severance Plan if you are otherwise eligible. If the signed Release is not received by the Consideration Period and Revocation Period deadlines set forth below, no supplemental benefits will be paid.

General Release. In exchange for receiving certain supplemental benefit payments under the Warren Resources Severance Plan offered by the Company, I release (i.e., give up) all known and unknown claims that I presently have against the Company,  its current or former owners, parents, subsidiaries, and affiliates, stockholders, assigns, employees, agents, directors, officers, and affiliated companies and any of their officers, directors or employees, and any of the fiduciaries of their employee benefit plans, and any related parties (Released Parties), arising from or related to my employment with the Company and the termination of that employment, except claims that the law does not permit me to waive by signing this Release. For example, I am releasing all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), the WARN Act, Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), the Family Medical Leave Act (FMLA), and similar state or local laws.

Extent of Release. For the purpose of implementing a full and complete release and discharge of the Company, I expressly acknowledge that the release given in this document is intended to include in its effect, without limitation, all claims that I did not know or suspect at the time I signed this release, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the decision to sign this release, and that the consideration given under this Release is also for the release of those claims and contemplates the extinguishment of any such claims. In furtherance of this Release, I waive any rights provided by California Civil Code Section 1542, or other similar state or federal law. Section 1542 states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Some of the types of claims that I am releasing, although there may be others not listed here, are claims under any applicable federal, state or local statute, ordinance, order, or law arising out of or relating to:

Discrimination on the basis of sex, race, color, national origin, religion, sexual orientation, disability, veteran status, or any other legally protected status;

Harassment, wrongful discharge, or retaliation, including retaliatory discharge, arising under state or federal law, including any worker’s compensation or whistleblower statute;

Any other possible restrictions on the Company’s ability to end its employees’ employment at will, including but not limited to (i) violation of public policy, (ii) breach of any express or implied covenant of the employment contract, and (iii) breach of any covenant of good faith and fair dealing;

Unpaid wages, including but not limited to claims for unpaid overtime, break, meal, or rest periods;

Amounts determined under a Company cash bonus incentive plan and equity incentive plan, including but not limited to the varying amounts at its discretion;

Civil claims of negligence, defamation, invasion of privacy, personal injury, fraud, misrepresentation, or infliction of emotional or mental distress; and

Release of Claims Under Age Discrimination in Employment Act. In consideration for receiving certain supplemental benefits from the Company, I specifically waive all existing rights and claims I may have against the Released Parties under the Age Discrimination in Employment Act, 29 USC §621 et seq., and any other applicable federal or state statute or law involving age discrimination. I acknowledge that the supplemental benefits provided in the Warren Resources Severance Plan constitute independent consideration for this Release of liability and are in addition to any other payment to which I am entitled. I further acknowledge that I have been advised to consult with an attorney of my own choosing before executing this Release.

Exceptions to Release. The only claims that this Release does not include are claims related to:

The business expense reimbursement policy of the company;

Claims pursuant to section 502(a)(1)(B) of ERISA to recover benefits, under the terms of the employee benefit plans of the Company, as applicable to me on the date I received this Release; and

Claims made for work-related injuries under applicable worker’s compensation statutes.

Consideration Period. I am aware that I have a period of time of not less than 30 days to consider whether to sign and return this Release as described in the introductory paragraph of this document (the “Consideration Period”). I knowingly and voluntarily waive the remainder of the Consideration Period following the date I sign this Release below. I have not been asked by the Company to sign the release before the end of the Consideration Period. The Company has not threatened to withdraw or alter the benefit payment due me before the expiration of the Consideration Period nor has the Company provided different terms to me because I have decided to sign the Release before the expiration of the Consideration Period.

Revocation Period. I understand that I have a seven (7) day period after signing this Release in which to revoke or rescind my Release, by informing the Company in writing of my decision to revoke, and that this Release will not be enforceable until the eighth day after I sign this Release. In the event I revoke my acceptance of this Release, the Company shall have no obligation to provide me additional severance benefits.

Agreement Not to Sue. I understand that following the seven (7) day revocation period this Release will be final and binding. I promise that I will not pursue any claim that I have settled by this Release. I further understand that if I pursue a claim against the Company or the parent or any affiliate of the Company, the Company may seek to offset the amount paid to me for signing this Release against any award I may obtain and the Company may be entitled to recover costs and attorney’s fees specifically authorized under applicable law.

Benefit Payment in the Event of Death. I understand that if I should die after the Company provides me with written notification of layoff but before I execute this Release, the minimum and supplemental benefit to which I am entitled will be paid to my surviving spouse, if I am married, or to my estate. In order to receive supplemental benefits, my surviving spouse or the executor of my estate will be required to execute a Release and return the executed Release to the Company within the applicable time period specified by the Plan Administrator in a Release provided to the surviving spouse or representative of the estate.

Receipt of the Warren Resources Severance Plan. I have received and read a written summary of the Warren Resources Severance Plan, and I understand that payments will be made according to the terms of this Plan.

Severability. If any provision of this Release is invalid, illegal or unenforceable, such provision shall be modified to render the same valid and enforceable or shall be severed from this Release. The validity, legality and enforceability of the remaining provisions of this Release shall not in any way be affected or impaired thereby.

Entire Agreement. This Release is the entire agreement related to my service with the Company and any claims or future rights that I might have with respect to the Company and the Released Parties.

No Modification. This Release may only be amended by a written agreement that the Company and I sign.

Enforceability. This Release is a legally admissible, enforceable agreement governed by Federal law and the laws of Maryland.

No Representations. When I decided to sign this Release, I was not relying on any representations that were not in this Release.

Agreement Is Knowing and Voluntary. I understand and agree that I:

•                  have had a reasonable time within which to consider this Release before executing it;

•                  have carefully read and fully understands all of the provisions of this Release;

•                  knowingly and voluntarily agree to all of the terms set forth in this Release;

•                  knowingly and voluntarily intend to be legally bound by all of the terms set forth in this Release; and

•                  was advised, and hereby am advised in writing, to consider the terms of this Release and consult with an attorney of my choice prior to executing this Release.

Dated:	Employee Signature:

Employee Name (Print):

WARREN RESOURCES, INC.	EXHIBIT A

Terminated
Within
		Termination without cause	Change in control	after CIC

Tier 3	CFO, SVP - Land & Reg. VP, Senior Managers	2 weeks per year of service with a minimum of 4 months and a maximum of 6 months of base salary	0.5X base salary + 0.5X avg of 3 prior year incentive bonus + prorated current year incentive bonus	2 years

Tier 4	Managers	2 weeks per year of service with a minimum of 3 months and a maximum of 6 months of base salary	0.5X base salary + prorata incentive bonus	1 year

Tier 5	Technical Discipline	2 weeks per year of service with a minimum of 2 months and a maximum of 6 months of base salary	0.5X base salary + prorata incentive bonus	1 year

Tier 6	Other Salaried	2 weeks per year of service with a minimum of 2 months and a maximum of 6 months of base salary	2 weeks per year of service with a minimum of 2 months and a maximum of 6 months of base salary + prorata incentive bonus	1 year